Exhibit 99.6

Dear Shift Community,

As you may be aware, Shift has been considering various options for fundraising over the last several weeks.

Following extensive discussions and thoughtful consideration of these various options, we are announcing today that we will be combining with a publicly-traded special purpose acquisition company (commonly referred to as a SPAC) called Insurance Acquisition Corp (NASDAQ: INSU). Over the last few weeks, INSU & Shift have successfully raised $185MM in equity from an impressive group of institutional investors subject to completion of the transaction, which is being structured as a reverse merger in which existing Shift shareholders will initially own the majority of the go-forward company. The funds raised will be combined with up to $150M that INSU had already raised from its existing investors (which capital has been maintained in a dedicated trust account since INSU’s initial public offering). We are targeting to finalize the combination toward the end of Q3 2020, following approval by INSU’s shareholders of the transaction. At that time, Shift will become a publicly traded company, which we expect to be listed on NASDAQ under a new ticker symbol.

We thoughtfully considered varying options in terms of how to best maximize shareholder value with respect to Shift, including by raising fresh capital or by undertaking a sale process. After considering these alternatives, we chose to pursue a SPAC process because it allows for a company to raise a substantial amount of capital quickly while fast tracking the path to being a public company and giving existing shareholders a clear path to achieve liquidity if they so desire. We are excited to have been able to achieve this milestone, given the volatility and economic disruptions of today’s market.

This is a tremendous opportunity for our company. We would not be in this position today without the hard work and support of all of our investors and employees who have helped us build this company into what it is today. We are beyond grateful to you all for your part in this.

The opportunity before us represents a leveling-up in all respects. As this is an expedited process to going public, we are hard at work preparing quickly for this new chapter. Becoming a public company requires us being more mindful of our new status and aware of the risks associated with it. With increased visibility comes increased scrutiny.

We are asking everyone in the Shift orbit to exercise a greater degree of discretion and higher standard of confidentiality. You must not talk to press or share any information provided to you externally, even with your friends and family. Not even spouses. If you have friends who work at Shift, please do not ask them questions beyond what is presented in this email. If anyone reached out to you with any questions, please forward any communication to ir@shift.com. This is not an arbitrary ask — it is a legal mandate that we are obligated to follow during this process.

This last point contains legal language but is a very important point. We appreciate that there will be a lot of questions. Over the next few months, until the merger is completed, Shift and its officers and directors may, under SEC rules, be deemed participants in the solicitation of proxies to the SPAC’s shareholders in connection with the business combination. As a result, all communication that is shared regarding the transaction will need to go through substantial vetting, including review by the company’s SEC counsel, because the securities laws put a limit on Shift’s ability to provide information about the transaction without also publicly filing that information. The SPAC intends to file a proxy statement/prospectus with the SEC that will contain additional information about the transaction.

Our goal is to provide you with the information you need about the deal, while at the same time, fulfilling our obligations under the securities laws. During Q3, we will be following up with you with additional information, including detailed information about how the transaction will be structured, timing, information as to lock-up requirements applicable to your Shift shares, and other relevant details. If the information that is supplied to you by the end of August is insufficient to answer the questions that you may have, then please send your inquiries to ir@shift.com. However, we will not be able to reply to individual inquiries in the near term, while we work through preparing materials to share that are compliant with SEC requirements.

One question that we know will come up, so we wanted to answer it here: there will be no secondary sales as part of this transaction, since all the capital raised will be devoted to growth. After the lock-up expires, you will be permitted to sell stock on the public markets. Additionally, should market conditions and other factors permit, we may consider a structured secondary transaction.

Thank you for your support and for having faith in us for all these years. We are excited for what’s ahead.

George & Toby

Caution Regarding Forward Looking Statements

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Insurance Acquisition Corp., Shift Technologies, Inc. or the combined company after completion of the Business Combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger and the proposed business combination contemplated thereby; (2) the inability to complete the transactions contemplated by the Agreement and Plan of Merger due to the failure to obtain approval of the stockholders of Insurance Acquisition Corp. or other conditions to closing in the Agreement and Plan of Merger; (3) the ability to meet Nasdaq’s listing standards following the consummation of the transactions contemplated by the Agreement and Plan of Merger; (4) the risk that the proposed transaction disrupts current plans and operations of Shift Technologies, Inc. as a result of the announcement and consummation of the transactions described herein; (5) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) costs related to the proposed Business Combination; (7) changes in applicable laws or regulations; (8) the possibility that Shift Technologies, Inc. may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by Insurance Acquisition Corp. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Insurance Acquisition Corp. and Shift Technologies, Inc. undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Additional Information

In connection with the proposed Business Combination between Shift Technologies, Inc. and Insurance Acquisition Corp., Insurance Acquisition Corp. intends to file with the SEC a preliminary proxy statement / prospectus and will mail a definitive proxy statement / prospectus and other relevant documentation to Insurance Acquisition Corp. stockholders. This document does not contain all the information that should be considered concerning the proposed Business Combination. It is not intended to form the basis of any investment decision or any other decision in respect to the proposed Business Combination. Insurance Acquisition Corp. stockholders and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus and any amendments thereto, and the definitive proxy statement / prospectus in connection with Insurance Acquisition Corp.’s solicitation of proxies for the special meeting to be held to approve the transactions contemplated by the proposed Business Combination because these materials will contain important information about Shift Technologies, Inc., Insurance Acquisition Corp. and the proposed transactions. The definitive proxy statement / prospectus will be mailed to Insurance Acquisition Corp. stockholders as of a record date to be established for voting on the proposed Business Combination when it becomes available. Stockholders will also be able to obtain a copy of the preliminary proxy statement / prospectus and the definitive proxy statement / prospectus once they are available, without charge, at the SEC’s website at http://sec.gov or by directing a request to: John M. Butler, President and Chief Executive Officer, Insurance Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.

This document shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination.

Participants in the Solicitation

Insurance Acquisition Corp. and its directors and officers may be deemed participants in the solicitation of proxies of Insurance Acquisition Corp. stockholders in connection with the proposed business combination. Insurance Acquisition Corp. stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Insurance Acquisition Corp. in Insurance Acquisition Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Insurance Acquisition Corp. stockholders in connection with the proposed transaction will be set forth in the proxy statement / prospectus for the transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement / prospectus that Insurance Acquisition Corp. intends to file with the SEC.